SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2004

WASTECH, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	0-18824	---------
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3 Broad Street, Suite 3A

Charleston, South Carolina 29401

(Address of principal executive offices) (Zip Code)

(843) 805-6620

(Registrant's telephone number, including area code)

Item 1. Changes in Control of Registrant.

Not applicable.

Item 2. Acquisition Or Disposition Of Assets

Transactions with McRal Co.

In November 2002, Corporate Vision, Inc. ("CVI") licensed the rights to a series of patents to an alternative system for transporting waste by means of specialized containers (hereinafter, the "Jezco Patents"). The Jezco Patents concern an innovative means of containerizing waste materials for transportation via traditional flatbed and box-van trailers commonly used in the transportation of goods and commodities. The system allows otherwise undesirable materials to be transported through means previously unavailable. By providing additional transportation options, the Jezco Patents facilitate the disposal of waste generated in areas with high disposal costs, such as the Northeast, to areas with low disposal costs, such as the Mid-Atlantic States. Since licensing the Jezco Patents, CVI, through its subsidiary CV Transportation, Inc.("CVT"), has been testing the concept at various disposal sites in the Northeast. In February 2004, CVI entered into an Agreement with McRal Co. ("McRal") to provide managerial expertise and financial support for its alternative waste transportation and disposal operations.

The Jezco Patents are identified by the United States Patent and Trademark Office (USPTO) as numbers 5,281,073, "apparatus for the transport and management of liquid bearing waste;" 5,873,593, "piggyback truck transport system;" 6,019,565, "container lifting and transport apparatus;" and 6,149,373, "rim engaging container manipulation apparatus."

Under the Agreement with McRal:

Formation of CV Logistics, LLC: CVI contributed its interest in CVT to CV Logistics, LLC, a newly-formed limited liability company, for a 50% interest therein. Simultaneously, CV Logistics, LLC issued a 50% equity interest to NewWaste, Inc., a Delaware corporation that was a wholly-owned subsidiary of McRal. To immediately support the business and operations utilizing the Jezco Patents, subsequent to closing, CV Logistics, LLC acquired approximately $400,000 in transportation assets from a former subsidiary of CVI, and Gregory J. Gibson, its officer and director. The board of managers of CV Logistics, Inc. is composed to two designees of McRal and one designee of CVI.

Conveyance of Jezco Patents to NewWaste: NewWaste issued 24 shares of common stock to McRal in consideration of a capital contribution of $500,000. NewWaste also issued 24 shares of common stock to CVI and paid CVI $250,000 cash in consideration for an assignment of the license to use the Jezco Patents. The board of directors of NewWaste is composed of two designees of McRal and one designee of CVI.

Additional Agreements: The agreement further provided that certain additional transactions would take place within forty-five days after the date of the agreement:

  McRal agreed to (a) invest an additional $750,000 into NewWaste, and (b) cause an individual experienced in the waste management industry to sign an exclusive services contract with NewWaste. In the event McRal invested an additional $750,000 in capital in NewWaste, McRal would be entitled to receive an additional 36 shares of NewWaste common stock. In the event McRal completed both items, McRal would further be entitled to receive shares of common stock of CVI representing 9% of its common stock on a fully-diluted basis. McRal has agreed to invest an additional $750,000 into NewWaste, but to date has not made the investment. In addition, McRal has yet to procure the exclusive services contract with the named individual. To date, CVI has not terminated McRal's right to receive the CVI shares or the additional shares of NewWaste common stock.
  NewWaste and Richard D. Tuorto, Sr., the Company's chairman, entered into a nonexclusive, one year services agreement under which Mr. Tuorto provides managerial services to NewWaste.
  CVI and Mr. Tuorto agreed to negotiate an agreement under which NewWaste would acquire the Jezco Patents from the owner and inventor. In connection with the undertaking, CVI agreed to issue 2,000,000 shares of its common stock to acquire the Jezco Patents. In the event the shares of common stock are not utilized to acquire the Jezco Patents, the shares of common stock are to be issued to NewWaste. To date, CVI and Mr. Tuorto have yet to procure an agreement for NewWaste to acquire the Jezco Patents, and therefore CVI is obligated to issue 2,000,000 shares of its common stock to NewWaste.
  CVI agreed to use its best efforts to acquire at least 60% of the issued and outstanding common stock (the "ABS Stock") of Absolute Waste Services, Inc. ("ABS"), which is a waste transportation and disposal firm based in Texas. If CVI is unable to acquire the ABS Stock, CVI is entitled to propose to McRal that a controlling interest be obtained in a similar waste operation, with appropriate adjustments to the rights and liabilities of the parties.
  In the event CVI acquires the ABS Stock, CVI is obligated to convey to NewWaste shares of ABS Stock representing ownership of 9% of the common stock of ABS on a fully-diluted basis. In addition, CVI would be obligated to convey NewWaste additional shares of ABS Stock to the extent necessary to maintain NewWaste's ownership of ABS at 9% of the outstanding shares on a fully-diluted basis. NewWaste will have the option to acquire ABS Stock owned by CVI for a price per share equal to the greater of a) two (2) times earnings beore interest, taxes, depreciation and amortization, divided by the total number of shares of ABS outstanding on a fully-diluted basis, and b) $0.50 per share. The option can only be exercised between the first (1st) and fifth (5th) anniversary of the acquisition of the ABS Stock. To date, CVI has not acquired the ABS Stock; however, CVI has reached an agreement in principle to acquire the ABS Stock, subject to a corporate reorganization of ABS.
  In the event NewWaste acquires the Jezco Patents, enters into a services agreement with Mr. Tuorto, and acquires the ABS Stock, CVI is entitled to receive an additional 24 shares of NewWaste common stock. To date, the only condition to issuance of the additional 24 shares of NewWaste common stock that has been satisfied has been the execution of a services agreement with Mr. Tuorto.
  At time of execution of the agreement, McRal executed a conditional assignment, under which it agreed to assign its interest in any common stock of NewWaste, and any rights under the agreement, to TTI Technologies, Inc. in the event McRal failed to both make an additional $750,000 investment in NewWaste and procure an exclusive services agreement with that certain individual experienced in the waste management industry. To date, McRal has yet to satisfy either condition; however, TTI Technologies, Inc. has not exercised its rights under the conditional assignment.

All of CVI's rights under Agreement were assigned to Wastech, Inc. (the "Company") pursuant to the holding company reorganization described in Item 5 herein.

Disposition of CV Merger, Inc.

On March 18, 2004, the Company sold CV Merger, Inc. ("CVM"), a wholly-owned subsidiary, to an unrelated third party for $10. CVM was the successor in interest by merger to Corporate Vision, Inc., pursuant to an Agreement and Plan of Merger filed with the State of Oklahoma on that same date pursuant to Section 1081(G) of the Oklahoma General Corporation Law (see Item 5 herein). At the time of the sale, CVM had minimal assets, substantial accounts payable and contingent lawsuits against it.

Item 3. Bankruptcy or Receivership.

Not applicable.

Item 4. Changes in Registrant's Certifying Accountant.

Not applicable.

Item 5. Other Events and Regulation FD Disclosure.

On March 18, 2004, pursuant to an Agreement and Plan of Reorganization, CVI merged with and into CV Merger, Inc. ("CVM"), an Oklahoma corporation ("CVM"), which was the survivor in the merger. Under the merger, shares of CVI common stock are entitled to receive an equivalent number of shares of common stock of Wastech, Inc., an Oklahoma corporation ("Wastech"). Prior to the reorganization, Wastech was a wholly-owned subsidiary of CVI, and CVM was a wholly-owned subsidiary of Wastech. The reorganization was effected for the purpose of reorganizing CVI as a holding company, under which Wastech is now the parent company with the exact same shareholder base that CVI had prior to the reorganization. All of the former assets, liabilities and operations of CVI are now held by CVM by virtue of its position as the successor in interest to CVI in the reorganization. The merger was effected without shareholder approval of Wastech, CVM or CVI pursuant to Section 1081(G) of the Oklahoma General Corporation Law. The common stock of the Wastech has identical rights, terms and privileges as the common stock of CVI.

Pursuant to the reorganization:

-- each share of common stock of CVI became entitled to receive one share of common stock of Wastech;

-- each option, warrant or other instrument convertible or exchangeable into shares of common stock or preferred stock of CVI automatically became convertible into an equivalent number shares of common stock or preferred stock of Wastech.

The effective date of the reorganization was March 18, 2004. All of the outstanding certificates of CVI representing shares of stock of CVI shall be deemed for all purposes to evidence ownership of and to represent the shares of Wastech, as the case may be, into which the shares of stock of CVI represented by such certificates have been converted as herein provided and shall be so registered on the books and records of Wastech and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Wastech or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of stock of Wastech, as the case may be, evidenced by such outstanding certificate.

Prior to the reorganization, CVI's common stock was traded on the Pink Sheets under the symbol "CVIA." Wastech has recently received its new cusip number for its common stock, and a new trading symbol, "WTCH".

Wastech believes that the issuance of its common stock to shareholders of CVI in connection with the above-described transaction was exempt from the registration requirements of the 1933 Act by virtue of certain no action letters issued by the Securities and Exchange Commission with respect to holding company reorganizations effected under comparable statutes in other states. Wastech believes that its common stock is deemed registered under Section 12 of the 1934 Act on the grounds that it is a successor to CVI pursuant to Rule 12g-3(a) promulgated under the 1934 Act, and therefore Wastech is subject to the reporting requirements of Section 13 of 1934 Act.

Immediately following the reorganization, Wastech purchased certain assets from CVM for the assumption of certain indebtedness of CVM. Among the assets transferred were the 5,250,000 shares of common stock of Gulftex Partners, Inc., CVM's 50% interests in CV Logistics, LLC and NewWaste, Inc., a royalty payable by Filbin International, Inc., the notes receivable from Stony's Trucking Co. in the amount of 292,188.34, and miscellaneous office equipment. The liabilities assumed included notes payable in the original principle amounts of $100,000, plus accrued interest, and accrued consulting and employment expenses and taxes payable in the aggregate amount of $343,765.35. The total indebtedness assumed is approximately $443,765.35. In determining the fair value of the assets transferred, the parties considered the historical cost for the asset, the value placed on the asset by the companies' independent public auditors in their recently completed audit, legal circumstances and disputes concerning certain assets, and the nature of any market for the assets.

Item 6. Resignations Of Directors And Executive Officers.

Effective May 18, 2004, the Company accepted the resignation of Gregory J. Gibson as an officer and director. In addition to a director, Mr. Gibson previously served as the sole officer to the Company, holding the positions of President and Chief Executive Officer, acting Chief Financial Officer and Secretary-Treasurer. In the interim, the Company's Chairman, Richard D. Tuorto, Sr., will succeed to the respective officer positions until suitable replacements may be elected. Mr. Gibson did not provide the Company with a letter indicating the reasons for his resignation.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Businesses Acquired: Not applicable.

(b) Pro Forma Financial Information: Not applicable.

(c) Exhibits:

Regulation S-B No.	Description
2.1	Agreement and Plan of Reorganization regarding the merger of Corporate Vision, Inc. with and into CV Merger, Inc. effective as of March 18, 2004
3.1	Certificate of Incorporation of Wastech, Inc., an Oklahoma corporation

Item 8. Change in Fiscal Year.

Not applicable.

Item 9. Regulation FD Disclosure.

Not applicable.

Item 10. Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Not applicable.

Item 11. Temporary Suspension of Trading under Registrant's Employee Benefit Plans.

Not applicable.

Item 12. Results of Operations and Financial Condition.

Not Applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 23, 2004	CORPORATE VISION, INC. /s/ Richard D. Tuorto, Sr. Richard D. Tuorto, Sr., Chief Executive Officer